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                                                               EXHIBIT 99.1

              E C ACQUISITION, INC. 1993 STOCK INCENTIVE PLAN/1/
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     1.  Purpose of the Plan. The purpose of the Plan is to provide corporate officers and key employees of E C Acquisition, Inc. and its subsidiaries (E C Acquisition, Inc. and such subsidiaries being referred to hereinafter collectively as the "Company") with a strong incentive for individual creativity and contribution to ensure the future growth of the Company. The Plan is not designed to benefit persons who may be satisfied solely with past accomplishment but, rather, is designed to reward those who are deeply committed to a career with the Company and whose ability and diligence permit such persons to make important contributions to the success of the Company by awarding such persons shares of Class A Common Stock, $0.01 par value ("Class A Stock") of E C Acquisition, Inc., in the manner contemplated by the Plan. This Plan covers the award of shares subject to restrictions ("Restricted Stock").
     2. Administration of Plan. This Plan shall be administered and interpreted by a committee appointed by the Board of Directors of the Company (the "Board of Directors") which shall be designated as the 1993 Stock Incentive Plan Committee (the "Committee") and shall consist of not less than three persons. Subject to Section 3, the Committee shall have full authority, in its discretion, to determine those corporate officers and key employees who shall participate in the Plan and the number of shares to be awarded to each participant. Recommendations for the individual grants shall be made to the Committee by the Chairman of the Board of Directors of the Company or his designee. The Committee may adopt such rules and regulations for the administration of the Plan as it deems advisable and shall have full authority, in its discretion, to amend such rules and regulations. The Committee may act by a meeting in person or take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such persons as it deems necessary for proper administration of the Plan. Any determination made by the Committee shall be conclusive except that, to the extent required by law or by the Certificate of Incorporation or By-Laws of the Company, the terms of any award of shares under the Plan and the sufficiency of the consideration therefore shall be subject to ratification by the Board of Directors prior to such award.
     3. Eligible Participants. Key employees, including officers and directors, of the Company shall be eligible to participate under the Plan.
However: (i) no member of the Board of Directors shall be eligible to participate under the Plan unless he is also a full time employee of the Company; and (ii) no member of the Committee shall be eligible to participate under the Plan unless he is also a full time employee of the Company.
     4. Shares Subject to Plan. An aggregate of One Million Fifty Thousand (1,050,000) shares of Class A Stock shall be subject to this Plan. In the discretion of the

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     /1/ This plan was assumed by the Registrant when EC Acquisition, Inc. was merged with it and now covers 780,733 shares of the Registrant's Common Stock.

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Board of Directors or its delegate, such shares may be; (i) treasury shares, including shares acquired by the Company in open market transactions; or (ii) authorized but unissued shares. If any change is made in the number, class or rights of shares subject to the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan and the number of shares subject to any outstanding award or grant as shall be equitable, as determined by the Committee, to prevent dilution or enlargement of such rights. The Committee in its sole discretion may provide in any agreement with a participant relating to the award or grant of Restricted Stock ("Restricted Stock Agreement"), for adjustments to be made with respect to shares awarded hereunder. If prior to the termination of the Plan, any participant relinquishes rights to, and/or redelivers shares of Restricted Stock issued pursuant hereto, to the Company (as designated by the Committee) in connection with the restrictions imposed on such shares pursuant to this Plan, such relinquished or redelivered shares shall again become available for award or grant under the Plan. Any such relinquished or redelivered shares shall not count against the limit provided in clause (iii) of Section 3.
     5. Restricted Stock. Shares of Restricted Stock may be awarded pursuant to this Plan consistent with the requirements of applicable state law. All shares of Restricted Stock awarded pursuant to this Plan (including any shares received by the holders thereof as a result of any adjustment pursuant to Section 4) shall be subject to the following restrictions:

         a. Shares of Unvested Stock (as defined in Section 18) may not be sold, assigned, transferred or otherwise alienated or hypothecated.

         b. Except as otherwise provided in the related Restricted Stock Agreement, in the event of termination of employment with the Company by a participant within such period or periods after shares are awarded to him hereunder as is established by the Committee in the related Restricted Stock Agreement, if such termination is for any reason other than death, Total Disability (as defined in Section 18), Normal Retirement (as defined in Section 18) or Early Retirement (as defined in Section 18), the Company shall have the option to require that the participant relinquish all rights to all or any part of the shares of Unvested Stock awarded to such participant and/or require that such shares be redelivered to the Company. Such option shall extend for 30 days following written tender by the participant of the Unvested Stock to the Secretary of the Company as required in the related Restricted Stock Agreement. A participant's failure to make the above tender shall not limit in any manner the rights of the Company to require that the participant relinquish rights to shares of Unvested Stock, and/or have the shares of Unvested Stock hereunder redelivered to it, and in such event the Secretary of the Company may

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             give notice to such participant that his tender shall be deemed to have been made on the date of termination of employment.

         c. Except as otherwise provided in the related Restricted Stock Agreement, in the event a participant who has been awarded shares hereunder ceases to be employed by the Company as the result of death, Total Disability, Normal Retirement or Early Retirement, then, in its sole discretion the Company may: (i) require the Participant to relinquish all rights to, and/or to redeliver to the Company, shares of Unvested Stock, (ii) allow the participant to retain a pro-rata number of shares based upon the number of months worked since the date of the award under this Plan compared to the total number of months required to fully vest the Unvested Shares under this Agreement; or (iii) allow the restrictions imposed and still existing upon any or all shares of Unvested Stock to lapse or be removed in accordance with the vesting schedule specified herein; or (iv) provide for any other disposition or arrangement as determined at such time in the sole discretion of the Committee.

         d. In the event of the failure of any condition to the vesting of shares of Restricted Stock, the participant shall relinquish all rights to Unvested Stock and/or all such shares of Unvested Stock shall be redelivered to the Company within 30 days after the expiration of such period as shall be established by the Committee in the Restricted Stock Agreement.

         e. The Committee may provide in the related Restricted Stock Agreement for: (i) any other restrictions on any shares of Restricted Stock awarded pursuant to this Plan as it may deem advisable, including, without limitation, restrictions based on market appreciation of Class A Stock, increases in the revenues, sales, net worth or net earning of E C Acquisition, Inc. or any subsidiary, division or other component thereof, or the attainment of any other business or financial goal of the Company, except that the restrictions contained in Section 6 shall be imposed on all shares of Restricted Stock; and (ii) such further restrictions as may be advisable to comply with law, including the requirements of the Securities Act of 1933, as amended (the "Securities Act"), any stock exchange upon which such share or shares of the same class are then listed and under any state securities or other laws applicable to such shares.

     6. Competition by Participant. In the event a participant, within such period of time as shall be specified in the related Restricted Stock Agreement, directly or indirectly,

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individually or as an employee, partner, officer, director or stockholder or in any other capacity whatsoever of any person, firm, partnership or corporation:
(i) without the prior content of the Company; recruits, hires, assists others in recruiting or hiring, discusses employment with or refers to others any person who is, or within the preceding 12 months was, an employee of the Company or of any present, prospective or former customer of the Company; (ii) competes with the Company in such segments of the business of the Company and within such territory as shall be specified in such related Agreements; (iii) uses in competition with the Company, customer, prospective customer or former customer, within such segments and specified territory, any of the technology, methods, trade secrets, information or systems developed by the Company or its customers, prospective customers or former customers where the Company or such customer, prospective customer or former customer does business; or (iv) calls upon, solicits, accepts employment with, sells or endeavors to sell to, within such segments and specified territory, any customer, prospective customer or former customer of the Company; the following provisions shall apply with respect to any share of Restricted Stock received under this Plan as of the date of the first occurrence prohibited under this provision:

         a. Such participant shall immediately relinquish any rights to and/or redeliver to the Company, upon demand, all shares of Restricted Stock acquired by the participant under the Plan as to which the participant is still the direct or indirect beneficial owner; and

         b. The provisions of this Section shall not limit or restrict in any manner any rights or remedies which the Company may have under any separate employment agreement with a participant or otherwise with respect to competition by a participant.

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     If any provision of this Section 6 or any similar provision contained in the Restricted Stock Agreement should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, aspects of business or customers covered or otherwise, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended so that the period of time, territory, aspects of business or customers covered or otherwise set forth shall be changed to be the maximum period of time, the largest territory, the most aspects of business and customers covered and/or the broadest other limitations, as the case may be, which would be found reasonable and enforceable by such court and similarly, if any remedy is so found to be unenforceable in whole or in part, or to any extent, such provision shall remain in effect only to the extent the remedies would be enforceable by such court.

     7. Change in Equity Ownership. In the event of a change in management of the Company, such that the existing management of the Company is unable to elect the majority of the Board of Directors of the Company, the Unvested Stock of each Participant shall be deemed fully vested and all restrictions shall cease and be waived .

     8. Related Agreements. In order to enforce the restrictions imposed upon shares issued hereunder and to comply with Federal and state securities laws and the Code, the Company shall enter into a Restricted Stock Agreement with each participant containing such terms and conditions, including additional restrictions of the type described in Section 5E above, as the Committee shall determine, and the Committee may require

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that the certificates representing shares of Vested and Unvested Stock shall remain in the physical custody of the Company or a trustee designated by the Committee as an escrow holder. The Committee shall have full authority upon the consent of a participant to amend the terms and provisions of any such agreement relating to the participant or the terms of any rights or options relating to the participant which are outstanding under the Plan.

     9. No Effect on Employment. Nothing herein contained, including the award of any shares shall affect the rights of the Company to terminate any participant's employment at any time for any reason.

     10. Exemption from Pension Computation. By acceptance of shares awarded under this Plan, each participant shall be deemed to agree that it is special incentive compensation and that it will not be taken into account as "wages" or "salary" in pension, retirement or other employee benefit plans or arrangement of the Company, except as otherwise determined by the Company. In addition, each beneficiary of a deceased participant shall be deemed to agree that such sale, award or grant will not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company.

     11. Legend. In order to enforce the restrictions imposed upon shares sold or awarded hereunder (other than those contained in Section 6), the Committee may cause a legend or legends to be placed on any certificates representing shares awarded pursuant to this Plan, which legend or legends shall make appropriate reference to the restrictions imposed hereunder.

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     12.  Amendments.  This Plan may be amended at any time by the Board of
Directors or the Committee, provided that, without the approval of the stockholders of the Company entitled to vote thereon, no such amendment shall become effective if it would: (i) increase the number of shares of Class A Stock which may be awarded under the Plan; or (ii) modify the requirements as to eligibility for participation in the Plan.

     13. Termination. Unless earlier terminated by the Board of Directors or the Committee, this Plan shall terminate on June 15, 1998. No shares shall be awarded or issued after such date. The termination of this Plan however, shall not affect any restrictions previously imposed on shares issued pursuant to this Plan or alter the rights of participants with respect to rights or shares issued (including Unvested stock) pursuant to this Plan.

     14. Rights of Participants as Stockholders. Each participant acquiring shares of Restricted Stock hereunder shall, upon the issuance of certificates with respect to such shares, be the owner of such shares as provided herein and in the related Restricted Stock Agreement and, except as otherwise provided herein or in any such related Agreement, shall be entitled to full voting, dividend and distribution rights like any other holder of Class A Stock as long as such participant remains the owner thereof as provided.

     15. Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     16. Validity and Legality. If any provision to this Plan should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision

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or portion thereof, which remaining provision or portion shall remain in full force and effect as if this Plan had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

     17. Effective Date. The Plan shall be deemed effective upon its approval by the Board of Directors.

     18. Definitions. For purposes of this Plan, the following additional definitions shall be applicable:

     "Early Retirement" and "Normal Retirement," shall mean the discontinuance of employment of a participant in accordance with the early and normal retirement provisions, respectively, of the Exide Salaried Retirement and 401(K) Plan, as amended. In the event that at any time the Company does not have a proposed or effective retirement plan, such terms shall be defined by regulation of the Committee.

     "Total Disability" shall mean that a participant is determined to be, in the sole discretion of the Committee, disabled, due to sickness or injury from a cause other than an excluded cause specified below, and such disability is likely to be continuous and permanent, such that the participant is, in the opinion of the Committee, completely unable to perform any and every duty pertaining to his occupation with the Company and unable to engage in any reasonable occupation with the Company or any other employer, where "reasonable occupation" shall mean any occupation which other individuals who have an educational and employment background similar to that of the participant, and are in good health, are actually engaged in as their principal means of financial support. Any opinion of the Committee rendered in accordance herewith shall be final and conclusive and shall

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not be subject to review by anyone. A participant will not be considered to have suffered a Total Disability if, in the opinion of the committee considering all of the circumstances, the disability is a result of: (i) excessive and habitual use by the participant of drugs, intoxicants or narcotics; (ii) injury or disease sustained by the participant which was diagnosed or discovered subsequent to the date his employment was terminated; or (iii) injury or sickness sustained by the participant as a result of reckless or wanton disregard of his own health or safety, or self-inflicted injuries. The Committee may require proof in such form as it may decide, including, in all cases where practicable, the certificate of a duly licensed physician, satisfactory to the Committee, that the participant has become disabled as provided herein.

     "Unvested Stock" shall mean all the shares of Restricted Stock other than vested Stock.

     "Vested Stock" shall mean; (i) all shares of Restricted Stock which at the time in question have been freed of the restrictions imposed pursuant to the Plan and any related Restricted Stock Agreement.

     19. Resolution of Disputes. The Committee shall have full power to construe, interpret, and administer the Plan, this Restricted Stock Agreement and the Trust Agreement. Further any disputes arising under the Plan, this Restricted Stock Agreement or the Trust Agreement shall be resolved by the committee and such determination shall be final and binding on the Participant, the Company and the Plan.

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